Exhibit 10.1

August 17, 2015

Mr. Gregory Bartoli

c/o Town Sports International Holdings, Inc.

5 Penn Plaza

New York, NY 10001

Re:	Town Sports - Offer Letter

Dear Greg:

Town Sports International Holdings, Inc. (“TSI Holdings”) and Town Sports International, LLC (the “Company” or “TSI”) a subsidiary of TSI Holdings, is pleased to extend this offer of employment to you for the position of Chief Operating Officer (“COO”) of TSI Holdings. This letter agreement (this “Agreement”) set forth the terms of your continued employment.

1.     Position. As COO, you will report directly to the TSI’s Chief Executive Officer and/or Chairman of the Board of Directors, and will perform the duties and services assigned to you by the Company. You shall also serve as an officer of any affiliate of the Company as designated by the Company. You shall devote your full time and attention to the affairs of the Company and to your duties on the Company’s behalf. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Code of Ethics and Business Conduct and Employee Handbook. In addition, by accepting employment with the Company, you agree to enter into, and comply with, the Company’s Confidentiality and Non-solicitation Agreement (the “Confidentiality Agreement”) and to arbitrate any disputes arising out of your employment as set forth in the Company’s Dispute Resolution Program. These documents will be provided to you as part of your new hire package and you will be required to sign them prior to beginning your employment with the Company.

2.     Start Date. Your first day with the Company will be August 19, 2015 (the “Start Date”). You will be based at our headquarters located at 5 Penn Plaza, New York, New York.

3.     Compensation. For all services to be performed hereunder, your annual base salary will be $500,000, payable in accordance with the Company’s standard payroll practices and subject to all applicable tax withholdings. Wages are currently paid every other week, on Friday. Your performance will be reviewed each year in accordance with Company policy and practice. Future salary increases will be based on individual and Company performance, and subject to the discretion of the Board of Directors (the “Board”) or designated committee.

4.     Bonus. Beginning in calendar year 2016, you will be eligible to participate in the TSI Holdings 2006 Annual Performance Bonus Plan (2015 Amendment and Restatement) with a target bonus to be set at one-hundred percent (100%) of your annual base salary. Payment of a bonus is based upon Company performance against certain targets as outlined or approved by the Board, and can be increased (up to 112.5%) or decreased (down to 0%) based on the actual Company results and your individual performance toward specific goals (e.g. EBITDA) to be established by the Board or designated committee. Actual incentive payments will usually be paid in the first quarter of the following year, after appropriate approval from the Board of Directors or designated committee. You will not be eligible for any bonus for 2015.

5.     Employee Benefits. Upon commencement of employment, you will be eligible to participate in all employee benefit programs as are generally available to other executives of the Company in accordance with the terms and conditions of the applicable benefits plans, programs, policies and/or practices.

You will be eligible to join the Company’s executive benefit program on the first of the month following the date you begin employment.

You will be eligible to join the Company’s 401(k) program on the first of the month of the quarter following your one (1) year anniversary with the Company. In the event that changes are made to any of the benefit plans, such changes will apply to you as they apply to other employees of the Company.

You will be eligible for vacation, holidays and time off in accordance to the Company’s paid time off policy (PTO) consistent with all other executives. Please be aware that TSI’s PTO policy does not allow carryover of unused PTO from year to year, other than as required by federal, state or local law, and is not paid out upon termination of employment.

You will be reimbursed for all normal business expenses in accordance with Company policy.

6.     Stock.

a.   On your Start Date, you will be granted 300,000 shares of restricted common stock of TSI Holdings (the “Restricted Stock”), pursuant to a restricted stock agreement containing the terms described in this Agreement and such other terms consistent with the Stock Plan (as defined below) and which has been approved by the Board of TSI Holdings. This grant will be made in accordance with NASDAQ Rule 5635(c)(4).

b.   On your Start Date, you will also be granted nonqualified options to purchase 700,000 shares of TSI Holdings common stock. The per share exercise price shall be the closing price of TSI Holdings common stock on the Start Date. You will receive two separate nonqualified options with substantially identical terms. One option, which has been approved by the Compensation Committee, will be on 250,000 shares, which option will be granted pursuant to the TSI Holdings 2006 Stock Incentive Plan, as amended (“Stock Plan”) and an option agreement containing the terms described herein and in the Stock Plan and the Corporation’s form of option agreement. The other option will be on 450,000 shares (the “Non-Plan Options”)

in accordance with the NASDAQ Rule 5635(c)(4) and pursuant to an option agreement containing substantially identical terms and which has been approved by the Board.

c.   These awards shall vest in three equal annual installments, commencing on the first anniversary of the award date so long as you remain employed by the Company on each vesting date, except as set forth in this subsection (c) and in Section 7(c) below. In the event of the consummation of a Change in Control (as defined in the Stock Plan), the stock options and the Restricted Stock shall vest. The options will have a term of five years, subject to earlier expiration as provided in the option agreement (e.g., upon termination of employment). TSI Holdings will use commercially reasonable efforts to file a Form S-8 Registration Statement covering the shares received upon exercise of the Non-Plan Options and a resale prospectus covering the sale of the Restricted Stock.

7.     Severance. In the event that your employment is terminated by the Company without Cause or by you due to a Constructive Termination (as such terms are defined below and collectively referred to as a “Qualifying Termination”), subject to your execution (without revocation) of the Company’s standard release agreement within twenty-one (21) days from the date of termination and your continued compliance with the covenants contained in this Agreement, the Confidentiality Agreement and in any equity award agreement issued to you, you shall be eligible to receive the severance payments and benefits (collectively, the “Severance Benefits”):

a.   Continuation of your base salary (at the rate in effect at the time of termination) for a period of one year from the date of termination. Such payments will commence as soon as practical after the effective date of the release and the first payment shall include the payments that you would have received if the release were effective on the date of termination, subject to the potential six (6) month delay set forth in Section 10 below. The payments will be made consistent with the Company’s prevailing payroll practices and will be less all applicable withholding taxes.

b.   To the extent permitted by law, the applicable insurance policies, and subject to Section 10, the Company shall continue your health and dental coverage and disability coverage in which you participate at the time of termination (or provide comparable substitute coverage), and continue to pay that portion of the premium that it pays for active employees (grossed up to cover taxes, if applicable) at such times as the Company makes such payments for its active employees on a monthly basis until the earlier of (i) the first anniversary of the termination date (the “Coverage Period”) and (ii) the date on which you are eligible for comparable coverage under another group health and dental insurance plan or another disability plan by a successor employer. You agree to promptly notify the Company in writing in the event that you are eligible for coverage under another such plan. If not otherwise covered by a group health or dental plan as the end of the Coverage Period, you shall be eligible for COBRA continuation coverage on such date on the same terms and conditions as offered to other eligible plan participants, and, if you elect such coverage, you shall be fully responsible for the associated premiums.

c.   If a Qualifying Termination occurs within your first year of employment, 33% of the stock and option awards granted pursuant to this Agreement shall vest upon the date of

Termination. If a Qualifying Termination occurs between your first anniversary of employment and your second anniversary, 17% of the stock and option awards granted pursuant to this Agreement shall vest upon the date of Termination. Your stock options, to the extent vested as of the termination date, shall remain outstanding for the post-termination exercise period specified in the Stock Plan. Such vested options will expire at the conclusion of such post-termination exercise period to the extent not previously exercised.

d.   Any severance provided pursuant to this provision shall be in lieu of any other severance to which you might be entitled under any other plan (e.g., restricted stock or option agreements), and not duplicative.

e.   In the event of a breach of the restrictive covenants to which you are bound, in addition to any other remedy available to the Company, the Company will cease payment of the Severance Benefits and may recoup any Severance Benefits previously paid to you.

f.   In the event your employment terminates for any reason other than a Qualifying Termination, you shall not be eligible for the Severance Benefits and you shall only be entitled to payment of base salary through the date of termination, reimbursement of business expenses incurred through the date of termination in accordance with the Company’s policy, any vested equity you may have unless your employment is terminated for Cause by the Company in which case such equity shall be forfeited) and any other rights pursuant to applicable law.

8.     Definitions. As used herein, the terms identified below shall have the meanings indicated:

a.   “Cause” means the Company’s termination of your employment as a result of: (i) repeated refusal to comply with the lawful direction of the Board (which is not cured within ten (10) days of written notice from TSI Holdings describing such refusal to comply); (ii) the commission of any fraud, misappropriation or misconduct by you that causes, or is reasonably likely to cause, injury, monetarily or otherwise, to the Company; (iii) the conviction of, or pleading guilty or no contest to, a felony; (iv) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to you at the expense of the Company; (v) any material breach of your fiduciary duties to the Company as an employee or officer; (vi) a material violation of the Company’s Code of Ethics and Business Conduct, as amended from time to time, or other policies and procedures of the Company; (vii) any breach of the terms of any non-compete, non-solicitation or confidentiality provision contained in any agreement between you and the Company.

b.   “Constructive Termination” means your voluntary termination of employment with the Company as a result of (i) a material diminution in your authority, duties, or responsibilities, a change in your supervisory reporting relationship within the Company, or your no longer serving as Chief Operating Officer; (ii) a change, caused by the Company, in geographic location of greater than 60 miles from 5 Penn Plaza, New York, NY; or (iii) a material reduction in your base pay or incentive cash compensation; provided, however, that none of the foregoing conditions or events shall constitute Constructive Termination unless (A) you shall have provided written notice to the Company within fifteen (15) days after the occurrence of such condition or event describing the condition or event claimed to constitute

Constructive Termination and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice. In order to resign due to Constructive Termination, your resignation must be effective within thirty (30) days of the expiration of the cure period without the Company curing the event.

9.     Non-Compete and Non-solicitation.

a.   As an inducement to the Company to enter into this Agreement, you agree that (i) during your period of employment with the Company, and (ii) during the twelve (12)-month period following the end of your employment for any reason (the “Non-compete Period”), you shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business as conducted by the Company during your period of employment with the Company or at the time of the termination of your employment or with any other business that is the logical extension of the Company’s business during your period of employment with the Company or at the time of termination of your employment, within any metropolitan area in which the Company engages or has definitive plans to engage in such business as of the date of this Agreement; provided, however, that you shall not be precluded from purchasing or holding publicly traded securities of any entity so long as you shall hold less than 2% of the outstanding units of any such class of securities and have no active participation in the business of such entity. You agree that the following entities are nonexclusive examples of competitive businesses and performing services for them would violate this section: Crunch, 24 Hour, Equinox, NY Health and Racquet Club, LA Fitness, Planet Fitness, Lifetime and Bally’s.

b.   As an inducement to the Company to enter into this Agreement you agree that during the Non-compete Period, you shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during your employment except for such employees who have been terminated for at least three (3) months, or (iii) induce or attempt to induce any customer, supplier, licensee, franchisor or other business relation of the Company to cease doing business with such Company, or in any way interfere with the relationship between any such customer, supplier, licensee, franchisor or business relation, on the one hand, and the Company, on the other hand.

c.   The provisions of this Section shall survive any expiration or termination of this Agreement.

d.   You acknowledge and agree that the restrictions imposed upon you by the terms, conditions and provisions of this Section are reasonably necessary to protect the legitimate business interests of the Company (which for the avoidance of doubt includes its subsidiaries and affiliates), and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. You further acknowledge and agree that if any such restriction is violated, the Company will be entitled to (i) stop paying the Severance Benefits, and to the extent paid, recoup such payments (including the value of the accelerated equity) and (ii) immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Section will not diminish your ability to earn a livelihood or create or impose any undue hardship on you. You also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert. You further acknowledge and agree that if any provision of this Section is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, you authorize and request said court to revise the unenforceable or unreasonable provision in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original. You further acknowledge and agree that any period of time during which you are in violation of the covenants set forth in this Section shall be added to the restricted period.

10.     Section 409A. If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of the termination of your employment, you shall not be entitled to any payment or benefit that constitutes deferred compensation under 409A pursuant to this Agreement until the earlier of (i) the date which is six (6) months after your termination of employment for any reason other than death or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any amounts otherwise payable to you upon or in the six (6) month period following your termination of employment that are not so paid by reason of this Section shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the date of your termination (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death). It is intended that any amounts payable under this Agreement shall comply with or be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A of the Code and for purposes of any such provision of this Agreement, references to a “termination of employment” and like terms shall mean separation from service. If under this Agreement an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate and distinct payment. All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs.

11.     Employment at Will. In accepting this offer, you understand and agree that your employment with the Company shall be at-will, which means that either you or the Company are free to terminate your employment at any time, for any reason or no reason, with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that, due to your at-will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits, subject to the terms herein.

12.     Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.

13.     Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently-effective employment contract, or any other contractual or other binding obligation, including without limitation, any obligation relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

You further acknowledge that this letter constitutes the sole and complete understanding between you and the Company with respect to this offer of employment and your prospective employment, and you hereby acknowledge that there are no other agreements, understandings or representations, whether written or oral and whether made contemporaneously or otherwise, with respect to this offer of employment.

You further understand and acknowledge that your employment with the Company is contingent upon:

•    Your satisfactory completion of reference and background checks that are conducted by the Company.

•    Your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the third (3rd) day of your employment.

14.     Taxes. All payments hereunder are subject to applicable tax withholdings.

We all look forward to you joining our Executive team. Please do not hesitate to contact me if you have any questions.

Please indicate your acceptance of this offer of employment by signing this Offer Letter and returning the signed letter to me at the above address.

Very truly yours,

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By: /s/ Patrick Walsh
Patrick Walsh

TOWN SPORTS INTERNATIONAL, LLC

By: /s/ Patrick Walsh
Patrick Walsh

ACKNOWLEDGEMENT:

I have read and understand all of the terms of this letter and I accept and agree to all of the terms set forth therein.

ACCEPTED AND AGREED TO:

/s/ Gregory Bartoli Gregory Bartoli

Date:	8/17/15